                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Switchboard Incorporated
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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                          [PROSPECTUS GRAPHIC BANNER]

                            SWITCHBOARD INCORPORATED
                               120 FLANDERS ROAD
                        WESTBOROUGH, MASSACHUSETTS 01581

                             ---------------------

                SUPPLEMENT TO PROXY STATEMENT DATED MAY 10, 2004

                             ---------------------

     You recently received a Proxy Statement dated May 10, 2004 (the "Proxy Statement") in connection with the solicitation of proxies by the Board of Directors of Switchboard Incorporated, a Delaware corporation ("Switchboard") for a Special Meeting of the Stockholders of Switchboard (the "Special Meeting") to be held at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA, 02110, on Thursday June 3, 2004, at 3 p.m., local time, for the following purposes:

          1. To consider and vote on a proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of March 25, 2004, by and among Switchboard, InfoSpace Inc., a Delaware corporation ("InfoSpace"), and Big Book Acquisition Corp., a Delaware corporation and wholly owned subsidiary of InfoSpace, and the other transactions contemplated by such agreement and to adopt the Merger Agreement.

          2. To consider and act on other business as may properly come before the meeting or any adjournment or postponement thereof.

     This Proxy Supplement should be read in conjunction with the Proxy Statement and is being provided to you to as additional information for your consideration concerning the matters to be addressed at the Special Meeting.

     The date of this Proxy Supplement is May 20, 2004. This Proxy Supplement is first being mailed to stockholders on or about May 21, 2004.

     Only stockholders of record at the close of business on April 12, 2004 shall be entitled to notice of, and to vote at, the Special Meeting or any postponements or adjournments.

     If you need another copy of the Proxy Statement, you may contact Robert P. Orlando, Chief Financial Officer, Vice President, Treasurer and Secretary of Switchboard at 120 Flanders Road, Westborough, Massachusetts 01581, (508) 898-8131, to request that another copy be mailed to you.

                                          By Order of the Board of Directors




                                          /s/ ROBERT P. ORLANDO
                                          --------------------------------------
                                          Robert P. Orlando
                                          Secretary

                            SWITCHBOARD INCORPORATED
                               120 FLANDERS ROAD
                        WESTBOROUGH, MASSACHUSETTS 01581

                           PROXY STATEMENT SUPPLEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 2004

                             ---------------------

     This Proxy Statement supplement (this "Proxy Supplement") is furnished in connection with the solicitation by the Board of Directors of Switchboard Incorporated, a Delaware corporation ("Switchboard"), of proxies for use at a Special Meeting of the Switchboard Stockholders (the "Special Meeting") to be held at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA, 02110, on Thursday June 3, 2004, at 3 p.m., local time, or at any and all postponements or adjournments, for the purposes set forth in the Notice of Special Meeting attached to the Proxy Statement dated May 10, 2004 (the "Proxy Statement"). This Proxy Supplement supplements the Proxy Statement.

     Only stockholders of record at the close of business on April 12, 2004, will be entitled to notice of the Special Meeting and to vote the shares of common stock of Switchboard, par value $.01 per share ("Common Stock"), held by them at such time at the Special Meeting or any and all postponements or adjournments. At April 12, 2004, 19,203,941 shares of Common Stock were outstanding and entitled to vote at the Special Meeting.

     Each share of Common Stock entitles the holder to cast one vote on each matter to be voted upon at the Special Meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business.

     The presence at the Special Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at April 12, 2004, will constitute a quorum.

                             FINANCIAL PROJECTIONS

     We do not, as a matter of course, make public forecasts or projections as to future revenues, earnings or our general financial performance, including the forecasts set forth below, and such information was not prepared with a view toward public disclosure. We shared with ePresence, Inc., in its capacity as our majority stockholder, and with Thomas Weisel Partners, in its capacity as the financial advisor to the special committee of our board of directors, certain long-term operating forecasts that were prepared by our management in early March, 2004, which are summarized below. The forecasts have been included in this proxy statement because they were provided to ePresence and Thomas Weisel Partners, and used by Thomas Weisel Partners in rendering its fairness opinion. The forecasts were provided to ePresence, Inc. and Thomas Weisel Partners on or about March 14, 2004.

     We did not prepare these forecasts with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. These forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Proxy Supplement are cautioned not to place undue reliance on the forecasted financial information. Neither our independent auditors, nor any other independent accountants, have compiled, reviewed, examined or performed any procedures with respect to the projected financial information contained in this Proxy Supplement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the forecasted financial information.

     Although our forecasts were based upon our best estimates and information available when the forecasts were prepared, we cannot guarantee that any of the forecasts summarized below will be achieved because forecasts of this type are based on a number of uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control. There is substantial risk that actual results will differ significantly from these forecasts. None of our board of directors, the special committee, Thomas Weisel Partners, InfoSpace nor any of their respective advisors, agents, affiliates or representatives assumes any responsibility for the accuracy of the forecasts summarized below.

     The forecasts summarized below are based upon numerous assumptions made by our management, including our ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, including conditions in the local search or on-line yellow pages markets in general, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In the information provided below, cash flow is defined as net income plus depreciation and amortization, plus proceeds from the exercise of employee stock options, less purchases of capital equipment. You should understand that many important factors, in addition to those discussed in the Proxy Statement, could cause our results to differ materially from those forecasted in these forward-looking statements and may cause the forecasts or the underlying assumptions for each to be inaccurate. These factors include our competitive environment, economic and other market conditions in which we operate, cyclical fluctuations in our operating results and matters affecting business generally. Please see the section of the Proxy Statement entitled "Cautionary Statement Regarding Forward-Looking Information" which fully applies to these forecasts. We undertake no duty to update the forecasts summarized below.

     The following chart summarizes the forecasted financial information developed by our management and referred to on pages 17 through 19 of the Proxy Statement, as provided to ePresence, Inc. and Thomas Weisel Partners, and used by Thomas Weisel Partners in its selected public companies analysis, selected transactions analysis and discounted cash flow analysis.

                            SWITCHBOARD INCORPORATED
                              FINANCIAL FORECASTS
                                  IN MILLIONS

                            2003       2004         2005         2006         2007         2008         2009
                           ACTUAL   PROJECTION   PROJECTION   PROJECTION   PROJECTION   PROJECTION   PROJECTION
                           ------   ----------   ----------   ----------   ----------   ----------   ----------
Revenue..................  $15.2      $20.1        $30.2        $48.3        $72.4        $101.4       $141.9
Cash Flow................  $ 2.0      $ 5.1        $ 7.1        $11.2        $16.7        $ 24.0       $ 34.0
EBITDA...................  $ 2.8      $ 5.0        $ 8.0        $15.1        $23.9        $ 35.6       $ 51.0

     In preparing its discounted cash flow analysis presented to the board of directors and the special committee, Thomas Weisel Partners reduced the above cash flow projections by $1.2, $0.8, $0.9, $1.1 and $1.4 for 2004, 2005, 2006,
2007 and 2008, respectively, so as not to include projected interest income, investment income and proceeds from the exercise of stock options, as these amounts are customarily not included in discounted cash flow analyses.

          WEIGHING OF VALUATION ANALYSES BY THOMAS WEISEL PARTNERS LLC

     The Proxy Statement indicates that Thomas Weisel Partners may have given various analyses used in arriving at its fairness opinion more or less weight than other analyses. Thomas Weisel Partners has informed us, however, that in preparing its fairness opinion for the Switchboard special committee, it did not weight its valuation analyses to give certain analyses greater weight than others.

                             SHAREHOLDER LITIGATION

     Switchboard and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding, David Strohm, Stephen Killeen and Michael Ruffolo have been named as defendants in a second purported class action lawsuit, this one filed by plaintiff Clifford Peters in the Court of Chancery of the State of Delaware in and for New Castle County on May 12, 2004. The complaint alleges, among other things, that the Proxy Statement contains material omissions and is materially misleading, constituting a breach of the defendants' fiduciary duty of disclosure. The complaint seeks injunctive relief and unspecified monetary damages. On May 20, 2004, the plaintiff in this litigation, the plaintiff in the Osher litigation (described in the Proxy Statement) and the defendants in these litigations entered into a Memorandum of Understanding providing for, subject to confirmatory discovery by the plaintiffs, the negotiation of a formal stipulation of settlement, and, ultimately, court consideration of a settlement of the litigations based on the additional disclosures made in this Proxy Supplement and containing other customary terms, including, but not limited to, a release of all defendants from all claims arising out of the terms of the Merger Agreement and the contents of the Proxy Statement and related matters.

SWITCHBOARD QUARTERLY FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2004

     On May 13, 2004, Switchboard filed with the Securities and Exchange Commission ("SEC") its quarterly report on Form 10-Q for the quarter ended March 31, 2004. For your convenience, a copy of the Form 10-Q without exhibits is attached to this Proxy Supplement as Annex F. You may obtain a free copy of the Form 10-Q, including exhibits, as filed by Switchboard with the SEC by contacting Switchboard Investor Relations at 120 Flanders Road, Westborough, Massachusetts 01581, (508) 898-8200. The Form 10Q, including exhibits, and all other documents filed by Switchboard with the SEC are also available free of charge on the SEC's website at www.sec.gov. In addition, you may read and copy the Form 10-Q, including exhibits, as filed by Switchboard with the SEC and any other reports, statements and other information filed by Switchboard at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

                                    ANNEX F
           SWITCHBOARD FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2004
                               (WITHOUT EXHIBITS)

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q

(Mark One)
   [X]     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
           OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2004

                                  OR
   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
           OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                       COMMISSION FILE NUMBER: 000-28871

                            SWITCHBOARD INCORPORATED
             (Exact name of Registrant as Specified in Its Charter)

                   DELAWARE                                      04-3321134
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

                    120 FLANDERS ROAD, WESTBOROUGH, MA 01581
              (Address of Principal Executive Offices) (Zip Code)

                                 (508) 898-8000
              (Registrant's Telephone Number, Including Area Code)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).  Yes [ ]     No [X]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                TITLE OF CLASS                    SHARES OUTSTANDING AS OF APRIL 30, 2004
                --------------                    ---------------------------------------
   Common Stock, par value $0.01 per share                       19,203,941

                           FORWARD-LOOKING STATEMENTS

     This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to a number of risks and uncertainties. All statements, other than statements of historical fact, included in this Quarterly Report on Form 10-Q are forward-looking statements, including those regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management. When used in this Quarterly Report on Form 10-Q, the words "will", "believe", "anticipate", "likely", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic alliances. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Operating Results, Business Prospects and Market Price of Stock" and elsewhere in this Quarterly Report on Form 10-Q. The forward-looking statements provided by us in this Quarterly Report on Form 10-Q represent our estimates as of the date this report is filed with the Securities and Exchange Commission (the "SEC"). We anticipate that subsequent events and developments will cause our estimates to change. However, while we may elect to update our forward-looking statements in the future we specifically disclaim any obligation to do so. Our forward-looking statements should not be relied upon as representing our estimates as of any date subsequent to the date this report is filed with the SEC.

                                WEB SITE ADDRESS

     Our website address is www.switchboard.com. References in this report to www.switchboard.com, switchboard.com, any variations of the foregoing or any other uniform resource locator, or URL, are inactive textual references only. The information on our website or at any other URL is not incorporated by reference herein and should not be considered to be a part of this document. We make available through our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. These reports may be accessed through our website's investor information page.

                            SWITCHBOARD INCORPORATED

                         QUARTERLY REPORT ON FORM 10-Q

                               TABLE OF CONTENTS

PART I -- Financial Information
Item 1. -- Financial Statements
Consolidated Balance Sheets as of March 31, 2004 (unaudited)
  and December 31, 2003 (audited)...........................  F-4
Consolidated Statements of Operations (unaudited) for the
  Three Months Ended March 31, 2004 and 2003................  F-5
Consolidated Statements of Cash Flows (unaudited) for the
  Three Months Ended March 31, 2004 and 2003................  F-6
Notes to Consolidated Financial Statements..................  F-7
Item 2. -- Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................  F-13
Item 3. -- Quantitative and Qualitative Disclosures About
  Market Risk...............................................  F-26
Item 4. -- Controls and Procedures..........................  F-27
PART II -- Other Information
Item 1. -- Legal Proceedings................................  F-27
Item 2. -- Changes in Securities and Use of Proceeds........  F-27
Item 6. -- Exhibits and Reports on Form 8-K.................  F-28
Signatures..................................................  F-29

ITEM 1.  FINANCIAL STATEMENTS

                            SWITCHBOARD INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2004           2003
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS:
Cash and cash equivalents...................................   $  47,993     $  47,265
Marketable securities.......................................       6,589         6,591
Restricted cash.............................................          36            36
Accounts receivable, net of allowance of $139 and $144,
  respectively..............................................       2,083         1,503
Other current assets........................................       1,039           863
                                                               ---------     ---------
  Total current assets......................................      57,740        56,258
Marketable securities.......................................       1,805         1,960
Property and equipment, net.................................         659           794
Deferred offering costs.....................................          --           511
                                                               ---------     ---------
  Total assets..............................................   $  60,204     $  59,523
                                                               =========     =========

LIABILITIES:
Accounts payable............................................   $   1,721     $   1,398
Accrued expenses............................................       1,285         1,180
Deferred revenue............................................       1,100           603
                                                               ---------     ---------
  Total current liabilities.................................       4,106         3,181
Non-current liabilities.....................................          --            --
                                                               ---------     ---------
  Total liabilities.........................................       4,106         3,181
Commitments and contingencies...............................          --            --
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized and undesignated, none issued and
  outstanding...............................................          --            --
Common stock, $0.01 par value per share; authorized
  85,000,000 shares. Issued 19,590,243 and 19,563,303 shares as of March 31, 2004 and December 31, 2003,
  respectively..............................................         196           196
Treasury stock, 386,302 shares at cost......................      (1,255)       (1,255)
Additional paid-in capital..................................     164,156       164,053
Unearned compensation.......................................          --           (32)
Accumulated other comprehensive income......................          25            51
Accumulated deficit.........................................    (107,024)     (106,671)
                                                               ---------     ---------
  Total stockholders' equity................................      56,098        56,342
                                                               ---------     ---------
Total liabilities and stockholders' equity..................   $  60,204     $  59,523
                                                               =========     =========

                            See accompanying notes.

                            SWITCHBOARD INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2004       2003
                                                              -------    -------
Revenue.....................................................  $ 4,153    $ 3,341
Cost of revenue.............................................      708        707
                                                              -------    -------
Gross profit................................................    3,445      2,634
                                                              -------    -------
Operating expenses:
Sales and marketing.........................................    1,063        842
Research and development....................................      893      1,114
General and administrative..................................      867        804
Transaction costs...........................................    1,127         --
                                                              -------    -------
  Total operating expenses..................................    3,950      2,760
                                                              -------    -------
Loss from operations........................................     (505)      (126)
Other income:
Interest income.............................................      157        228
Interest expense............................................       --        (42)
Other expense...............................................       (3)        (4)
                                                              -------    -------
  Total other income........................................      154        182
                                                              -------    -------
(Loss) income before income taxes...........................     (351)        56
Provision for income taxes..................................        2         --
                                                              -------    -------
Net (loss) income...........................................  $  (353)   $    56
                                                              =======    =======
Net (loss) income per share:
Basic.......................................................  $ (0.02)   $    --
                                                              =======    =======
Diluted.....................................................  $ (0.02)   $    --
                                                              =======    =======
Weighted average number of common shares:
Basic.......................................................   19,192     18,627
Diluted.....................................................   19,192     19,055

                            See accompanying notes.

                            SWITCHBOARD INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Cash flows from operating activities:
Net (loss) income...........................................  $  (353)   $    56
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization..........................      224        326
     Amortization of unearned compensation..................       32         36
     Non-cash interest income on note receivable............       --        (19)
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (570)      (173)
     Other current assets...................................     (186)        24
     Other assets...........................................      511         --
     Accounts payable.......................................      323       (362)
     Accrued expenses.......................................      108        170
     Deferred revenue.......................................      497         77
                                                              -------    -------
       Net cash provided by operating activities............      586        135
                                                              -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (92)       (20)
  Decrease (increase) in restricted cash....................       --         (4)
  Purchase of marketable securities.........................      (52)       (92)
  Proceeds from sales of marketable securities..............      183      1,920
                                                              -------    -------
       Net cash provided by investing activities............       39      1,804
                                                              -------    -------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net...............      103         52
  Payments on notes payable.................................       --       (275)
                                                              -------    -------
       Net cash (used in) provided by financing
        activities..........................................      103       (223)
                                                              -------    -------
Net increase in cash and cash equivalents...................      728      1,716
Cash and cash equivalents at beginning of period............   47,265     38,390
                                                              -------    -------
Cash and cash equivalents at end of period..................  $47,993    $40,106
                                                              =======    =======
Supplemental statement of non-cash investing and financing
  activity:
  Unrealized loss on investments............................  $    26    $    16

                            See accompanying notes.

                            SWITCHBOARD INCORPORATED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A.  NATURE OF BUSINESS

     Switchboard Incorporated, a Delaware corporation ("Switchboard"), commenced operations in February 1996. From Switchboard's inception (February 19, 1996) until its initial public offering on March 7, 2000, Switchboard was a unit and later a subsidiary of ePresence Inc. ("ePresence"). As of March 31, 2004, ePresence beneficially owned approximately 51.0% of Switchboard's common stock. Switchboard is a provider of local online advertising products, enabled by its consumer-oriented online yellow and white pages directory technology.

     Switchboard generates revenue primarily from merchant and national advertisers that pay to advertise in the Switchboard-powered yellow pages directories of its licensees, as well as in its own directory website, www.switchboard.com. Switchboard licenses its yellow pages directory technology to Internet portals, traditional yellow pages publishers and newspaper publishers. Switchboard operates in one business segment as a provider of advertising solutions through its web-hosted directory technologies and customized yellow pages directory technology, and classifies its revenue into two categories, namely net merchant network revenue and national banner and site sponsorship revenue.

     Net merchant network revenue includes revenue from various licensing agreements with Switchboard's directory technology licensees and also includes engineering and other fees for services provided to support the directories and programs of Switchboard's licensees. In addition, net merchant network revenue includes revenue from running priority placement, local performance-based and content-targeted advertising in the Switchboard.com yellow pages directory, and building and hosting websites for local merchant advertisers. During the three months ended March 31, 2004 and 2003, net merchant network revenue comprised 85.2% and 88.5% of Switchboard's net revenue, respectively.

     Switchboard also continues to generate revenue from the sale of national banner and site sponsorship advertising on white and yellow pages, as well as maps pages, across both www.switchboard.com and the websites of several directory technology licensees. During the three months ended March 31, 2004 and 2003, 14.8% and 11.5% of Switchboard's net revenue, respectively, was derived from the sale of national banner and site sponsorship advertising.

     Switchboard is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, acceptance and effectiveness of Internet advertising, dependence on principal products and third-party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic customer and vendor relationships and limited operating history.

     Switchboard has experienced substantial net losses since its inception and, as of March 31, 2004, had an accumulated deficit of $107.0 million. Such losses and accumulated deficit resulted from Switchboard's lack of substantial revenue and significantly increased costs incurred in the development of Switchboard's products and services, in the preliminary establishment of Switchboard's infrastructure and in the development of Switchboard's brand. Switchboard expects to continue to incur significant operating expenses in order to execute its current business plan, particularly sales and marketing and product development expenses. Switchboard believes that the funds currently available would be sufficient to fund operations for the foreseeable future.

B.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United

                            SWITCHBOARD INCORPORATED

States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The balance sheet amounts at December 31, 2003 in the accompanying financial statements were derived from Switchboard's audited 2003 financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended. Results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of future financial results.

     Investors should read these interim consolidated financial statements in conjunction with the audited consolidated financial statements and notes thereto included in the Switchboard's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, as filed with the Securities and Exchange Commission on March 29, 2004.

C.  ACCOUNTING FOR STOCK BASED COMPENSATION

     Switchboard accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Switchboard's common stock at the date of grant. Switchboard has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") through disclosure only. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

     At March 31, 2004, Switchboard has three stock-based employee compensation plans as defined by SFAS No. 148, "Accounting for Stock-Based
Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS 148"). Switchboard accounts for those plans under the recognition and measurement principles of APB 25 and related interpretations. The table below illustrates the effect on the net (loss) income if Switchboard had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data). Because options vest over several years and additional option grants are expected to be made in future years, the below pro-forma effects are not necessarily indicative of the pro-forma effects on future periods.

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2004        2003
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net (loss) income as reported...............................   $  (353)    $    56
Add: Stock-based employee compensation expense included in
  reported net income (loss), net of related tax effects....        32          36
Add: Adjustment for previously amortized expense associated
  with the unvested portion of options canceled in the
  period....................................................         7          --
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects................................      (546)       (579)
                                                               -------     -------
Pro-forma net loss..........................................   $  (860)    $  (487)
                                                               =======     =======
Basic and diluted pro-forma net loss per share..............   $ (0.04)    $ (0.03)
                                                               =======     =======
Shares used in computing basic and diluted pro-forma net
  loss per share............................................    19,192      18,627

D.  NET (LOSS) INCOME PER SHARE

     Basic net (loss) income per share is computed using the weighted average number of shares of common stock outstanding less any restricted shares. Diluted
(loss) income per share includes the dilutive

                            SWITCHBOARD INCORPORATED
effect of potential common shares outstanding during the period. Potential common shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Potential common shares also include the unvested portion of restricted stock, as well as the effect of unearned compensation resulting from the unvested portion of stock options issued at an exercise price lower than the market price on the date of issuance of the stock option.

     A reconciliation of basic and diluted weighted average shares outstanding is as follows (in thousands):

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               2004     2003
                                                              ------   ------
Basic weighted average shares outstanding...................  19,192   18,627
Effect of dilutive common stock equivalents.................      --      428
                                                              ------   ------
Diluted weighted average shares outstanding.................  19,192   19,055
                                                              ======   ======

     During the three months ended March 31, 2004 and 2003, options to purchase 3,746,134 and 2,531,190 shares of common stock and shares of restricted common stock of none and 225,000, respectively, were not included in the computation of diluted net (loss) income per share since their inclusion would be antidilutive.

E.  COMPREHENSIVE (LOSS) INCOME

     Other comprehensive (loss) income is as follows (in thousands):

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2004      2003
                                                              -------   ------
Net (loss) income...........................................   $(353)    $ 56
Other comprehensive loss:
  Unrealized loss on investment.............................     (26)     (16)
                                                               -----     ----
Comprehensive (loss) income.................................   $(379)    $ 40
                                                               =====     ====

F.  REVENUE RECOGNITION

     Switchboard generates its revenue primarily from merchant advertising placements promoted in the Switchboard-powered directories of its licensees, as well as in its own directory website. Generally, revenue is recognized as services are provided, so long as no significant obligations remain and collection of the resulting receivable is probable. Switchboard believes that it is able to make reliable judgments regarding the creditworthiness of its customers based upon historical and current information available to Switchboard. There can be no assurances that Switchboard's payment experience with its customers will be consistent with past experience or that the financial condition of these customers will not decline in future periods, the result of which could be the failure to collect invoiced amounts. Some of these amounts could be material, resulting in an increase in Switchboard's provision for bad debts.

     Switchboard licenses its directory technology to its licensees. Licensees can enter into a development and licensing arrangement with Switchboard whereby Switchboard creates and/or modifies a private labeled web-hosted directory. Switchboard recognizes revenue under these agreements when evidence of an arrangement exists, the related fee is fixed or determinable, and collection of the fee is reasonably assured, in accordance with Staff Accounting Bulletin No. 101 ("SAB") and No. 104, "Revenue Recognition in Financial Statements" ("SAB Nos. 101 and 104"). Revenue received by Switchboard for such

                            SWITCHBOARD INCORPORATED
development and licensing arrangements is deferred until such time as the customer accepts the directory. Switchboard considers customer acceptance to occur at the time the directory is made accessible to the licensee for general use. After acceptance by the customer, revenue from such development and licensing agreements is recognized on a straight-line basis over the remaining life of the agreement. Once the web-hosted directory is operational, Switchboard may earn additional fees based on the number of merchants promoted within the directory. Per merchant license fees or additional engineering and other services fees are recognized as earned. Per merchant fees are considered earned in the period during which the merchant advertisement is displayed in Switchboard's website and/or the website of Switchboard's licensees. Additional engineering and other services fees are considered earned in the period during which the services were provided.

     Switchboard's most significant licensee is America Online, Inc. ("AOL"). Revenues recognized under Switchboard's agreement with AOL are recognized in accordance with SAB Nos. 101 and 104. Prior to October 2003, Switchboard received a share of directory advertisement revenue earned by AOL from the sales of advertisements on the yellow pages directory it provides to AOL, less an estimate for amounts deemed uncollectable by AOL. Switchboard recorded as merchant licensing revenue the net amount received from AOL in accordance with Emerging Issues Task Force ("EITF") Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" ("EITF No. 99-19"), as it is earned. Switchboard considers this merchant licensing revenue earned during the period that AOL displays the advertisements sold to its customers in its yellow page directory. Switchboard also earns revenue from AOL through the provision of engineering and other services to AOL. Switchboard considers the delivery of engineering and other services to be a separate earnings process and recognizes revenue from engineering and other services in the period during which these services are delivered. Subsequent to October 2003, Switchboard receives an annual license fee. Switchboard bifurcates this amount between merchant and platform licensing fees and engineering services fees. Switchboard recognizes revenue from merchant and platform licensing fees as earned. Switchboard considers revenue from merchant and platform licensing earned as it provides AOL the yellow pages directory and displays AOL's advertisers in the Switchboard.com yellow pages. In addition, included as an offset to revenue is consideration given to AOL, for which the benefits of such consideration are not separately identifiable from the revenue obtained from AOL.

     Switchboard also earns fees from pay-for-performance advertising. Switchboard recognizes revenue for pay-for-performance advertising in the month during which it provides the advertising service to its customers. The service is considered provided when Switchboard delivers the performance element of the contract -- specifically, when Internet users click on Switchboard's customers' advertisements displayed on Switchboard's website.

     Switchboard sells national and local advertisements in Switchboard.com through its direct sales force, as well as through third-parties. For these advertisements, Switchboard is generally paid a monthly fee based on the number of advertisements placed into www.switchboard.com. Switchboard recognizes this monthly fee as revenue as it is earned. Switchboard considers this fee earned during the period that Switchboard provides the advertising on www.switchboard.com.

     Deferred revenue is principally comprised of billings relating to advertising agreements and licensing fees received pursuant to advertising or services agreements in advance of revenue recognition. Unbilled receivables are principally comprised of revenues earned and recognized in advance of invoicing customers, resulting primarily from contractually defined billing schedules.

G.  AOL

     Revenue recognized from AOL during the three months ended March 31, 2004 was $1.2 million, or 28.9% of revenue, of which $600,000 was from engineering services. Revenue recognized from AOL during

                            SWITCHBOARD INCORPORATED
the three months ended March 31, 2003 was $1.6 million, or 48.8% of revenue, of which $633,000 was from engineering services. Net amounts due from AOL included in accounts receivable March 31, 2004 were $400,000. There were no amounts due from AOL at December 31, 2003. At March 31, 2004, AOL beneficially owned 7.8% of Switchboard's outstanding common stock.

H.  RELATED PARTIES

     ePresence provided Switchboard with telephone service and support under a corporate services agreement during the three months ended March 31, 2003. The corporate services agreement expired on December 31, 2003. Under the agreement, Switchboard paid ePresence at a rate of $75,000 per year for these services. ePresence has agreed to continue to provide these services at a rate of $75,000 per year until such time as Switchboard is able to provide these services itself. Switchboard recorded $19,000 in expense and paid ePresence $19,000 under the agreements in both the three months ended March 31, 2004 and 2003. Switchboard had $6,000 accrued under the agreements as of March 31, 2004 and December 31, 2003.

     Switchboard leases the space it currently occupies from ePresence under a sublease that expires on September 30, 2005. Under the current sublease agreement, Switchboard pays rent at a rate of $210,000 per year. Under its sublease agreements with ePresence, Switchboard recorded rent expense of $52,000 and $57,000 and paid ePresence $54,000 and $81,000 in the three months ended March 31, 2004 and 2003, respectively. Switchboard had $18,000 and $19,000 accrued under the sublease agreements as of March 31, 2004 and December 31, 2003, respectively. Switchboard believes that the amounts paid to ePresence under its services agreements and subleases with ePresence are competitive with amounts Switchboard would have paid to outside third parties for the same or similar services and leased space.

     Certain directors of Switchboard hold positions as officers or directors of ePresence. The Chairman of the Board of Directors of Switchboard is also Chairman of the Board of Directors, President and Chief Executive Officer of ePresence. One director of Switchboard is Senior Vice President and Chief Financial Officer of ePresence. Another director of Switchboard is also a director of ePresence. In the three months ended March 31, 2004, a total of $23,000 in compensation was paid to these directors by Switchboard for their services. In the three months ended March 31, 2003, no compensation was paid to these directors.

I.  TRANSACTION COSTS

     On March 26, 2004, Switchboard announced a definitive agreement to be acquired by InfoSpace, Inc. ("InfoSpace"). In connection with the transaction, each outstanding share of Switchboard will be converted into a right to receive $7.75 per share in cash, without interest, and Switchboard will become a wholly owned subsidiary of InfoSpace. The transaction is expected to close during June 2004. The completion of the transaction is subject to several conditions, including the approval of both Switchboard's and ePresence's stockholders and regulatory approval. On May 10, 2004, Switchboard filed and on May 12, 2004, Switchboard mailed to its stockholders a definitive proxy statement regarding this matter. Investors and security holders are urged to read carefully that filing because it contains important information in connection with the proposed acquisition. In the three months ended March 31, 2004, Switchboard recorded $406,000 in fees associated with the transaction as a component of transaction costs.

     On October 23, 2003, Switchboard filed a Registration Statement on Form S-1 in connection with a proposed underwritten offering of 8,815,171 shares of its common stock, plus an over-allotment option of 1,322,250 shares. Of the shares proposed to be sold, including the over-allotment option, 10,037,421 shares were proposed to be sold by ePresence and certain other selling stockholders, and 100,000 were proposed to be sold by Switchboard. The offering was initiated by ePresence in order to facilitate an orderly disposition of its Switchboard holdings in conjunction with ePresence's announced plan of liquidation. In light of the proposed transaction with InfoSpace Switchboard expects to abandon this offering.

                            SWITCHBOARD INCORPORATED

     As of December 31, 2003, Switchboard had incurred $511,000 of costs associated with the offering. Switchboard classified these deferred offering costs as a long-term asset on its balance sheet as of December 31, 2003. In the three months ended March 31, 2004, Switchboard recorded as a component of non-recurring transaction costs $721,000 in expense associated with the proposed offering. This amount was comprised of the $511,000 of deferred costs at December 31, 2003 as well as $210,000 in costs incurred in the three months ended March 31, 2004.

J.  CLASS ACTION LAWSUIT

     Switchboard, its former CEO and director Douglas J. Greenlaw, and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding and David Strohm have been named as defendants in a purported class action lawsuit filed by plaintiff David Osher in the Court of Chancery of the State of Delaware in and for New Castle County on March 26, 2004. The Company was served notice of this complaint on March 31, 2004. The complaint alleges, among other things, that the $7.75 per share consideration contemplated by the merger agreement with InfoSpace Inc. is unfair and grossly inadequate, that the director defendants failed to inform themselves of Switchboard's market value and failed to act in the best interest of all of Switchboard's stockholders, as opposed to the interests of ePresence in liquidating its holdings in Switchboard, and that the director defendants therefore breached their fiduciary duties to the public stockholders of Switchboard by approving the merger agreement and the transactions contemplated thereby. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

     Switchboard and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding, David Strohm, Stephen Killeen and Michael Ruffolo have been named as defendants in a purported class action lawsuit filed by plaintiff Clifford Peters in the Court of Chancery of the State of Delaware in and for New Castle County on May 12, 2004. The complaint alleges, among other things, that the proxy statement disseminated to Switchboard's stockholders in connection with the merger agreement with InfoSpace Inc. contains material omissions and is materially misleading in a number of respects, constituting a breach of the defendants' fiduciary duty of disclosure. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     You should read the following discussion together with the condensed consolidated financial statements and related notes appearing elsewhere in this quarterly report. This Item contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from those included in such forward-looking statements. Factors which could cause actual results to differ materially include those set forth under "Factors Affecting Operating Results, Business Prospects and Market Price of Stock", as well as those otherwise discussed in this section and elsewhere in this quarterly report. See "Forward-Looking Statements."

OVERVIEW

     We are a Delaware corporation that commenced operations in February 1996. From our inception in February 1996 until our initial public offering in March 2000, we were a unit and later a subsidiary of ePresence. In February 1996, when we commenced operations, we derived our revenue principally from the sale of national banner and site sponsorship advertising on our directory website, www.switchboard.com. We now primarily derive revenue from merchant and national advertisers that pay to advertise in the Switchboard-powered directories of our licensees, and/or on our own website, www.switchboard.com. We operate in a single segment, but classify our revenue into two categories, namely merchant network revenue and national banner and site sponsorship revenue.

     Merchant network revenue includes revenue from various licensing agreements with our directory technology licensees. These agreements involve, generally,
(1) a setup fee for engineering work to develop a web-hosted platform for our licensees which looks and feels like the licensees' own website and includes our searching functionality and (2) a royalty in the form of a fixed fee per merchant based on the number of merchant advertisements promoted in their directories or a percentage of revenue generated from those merchant advertisements. In addition, net merchant network revenue includes engineering and other fees for services provided to support the directories and programs of our licensees. Net merchant network revenue also includes revenue from running priority placement, local performance-based and content-targeted advertising in the Switchboard.com yellow pages directory and building and hosting websites for local merchant advertisers. During the three months ended March 31, 2004, merchant network revenue comprised approximately 85.2% of our total revenue, as compared to 88.5% in the three months ended March 31, 2003.

     We also continue to generate revenue from the sale of national banner and site sponsorship advertising on white and yellow pages, as well as maps pages, across both www.switchboard.com and the websites of several directory technology licensees. Such revenue is derived from banner advertisements and sponsorships that are sold on either a fixed fee, cost per thousand impressions or cost per action basis. During the three months ended March 31, 2004, approximately 14.8% of our net revenue was derived from the sale of national banner and site sponsorship advertising, as compared to 11.5% in the three months ended March 31, 2003.

     Our cost of revenue consists primarily of expenses paid to third parties under data licensing and website creation and hosting agreements and search engine database inclusion expense, as well as other direct expenses incurred to maintain the operations of our website, as well as the web-hosted platforms of our licensees. These direct expenses consist of data communications expenses related to Internet connectivity charges, salaries and benefits for operations personnel, equipment costs and related depreciation, costs of running our data centers, which include rent and utilities, and a pro rata share of occupancy and information system expenses. Cost of revenue also includes an allocation of salaries and benefits for employees, as well as expenses resulting from external consultants directly associated with the delivery of billable engineering and other services. Cost of revenue as a percentage of revenue has varied in the past, primarily because the amount of revenue recognized has varied and has been spread over relatively fixed costs of revenue.

     Our sales and marketing expense consists primarily of employee salaries and benefits, costs associated with channel marketing programs, collateral production expenses, third-party commission costs, public relations, market research, provision for bad debts and a pro rata share of occupancy and information system expenses based on employee headcount.

     Our research and development expense consists primarily of employee salaries and benefits, fees for outside consultants and related costs associated with the development of new services and features on our web-hosted directory, the enhancement of existing products, quality assurance, product testing and documentation and a portion of occupancy and information system expenses based on employee headcount.

     Our general and administrative expense consists primarily of employee salaries and benefits and other personnel-related costs for executive and financial personnel, as well as legal expenses, directors and officers insurance, accounting costs and a portion of occupancy and information system expense based on employee headcount.

     Our other income and expense consists primarily of interest income earned from our investment grade marketable securities and a note receivable during 2003 from a former officer, realized gains and losses from any sales or early maturities of marketable securities, losses on the disposal of fixed assets, interest expense associated primarily with equipment financing and bank fees.

     We have experienced substantial net losses. As of March 31, 2004, we had an accumulated deficit of $107.0 million resulting from insufficient revenue to cover the significant costs incurred in the development of our web-hosted directory technology and the establishment of our corporate infrastructure and organization.

     On March 26, 2004, we announced a definitive agreement to merge with a wholly owned subsidiary of InfoSpace, Inc., a diversified technology and services company that develops Internet and wireless solutions headquartered in Bellevue, Washington. Upon consummation of the merger, Switchboard will be a wholly owned subsidiary of InfoSpace. Each share of Switchboard common stock will be converted into a right to receive $7.75 in cash, without interest, upon consummation of the merger. The merger is expected to close during June 2004, and is subject to customary closing conditions, including receipt of Switchboard and ePresence, Inc. stockholder, as well as regulatory, approvals. On May 10, 2004, we filed and on May 12, 2004, we mailed to our stockholders a definitive proxy statement regarding this matter. Investors and security holders are urged to read carefully that filing because it contains important information in connection with the proposed acquisition. See "Factors Affecting Operating Results, Business Prospects and Market Price of Stock -- Risks Resulting from our Announced Merger Agreement with Infospace" for more information concerning this announcement.

     On October 23, 2003, we filed a Registration Statement on Form S-1 in connection with a proposed underwritten offering of 8,815,171 shares of our common stock, plus an over-allotment option of 1,322,250 shares. Of the shares proposed to be sold, including the over-allotment option, 10,037,421 shares were proposed to be sold by ePresence, Inc. and certain other selling shareholders, and 100,000 shares were proposed to be sold by us. The offering was initiated by ePresence in order to facilitate an orderly disposition of its Switchboard holdings in conjunction with its announced plan of liquidation. In light of the proposed transaction with InfoSpace, we expect to abandon this offering.

SIGNIFICANT RELATIONSHIP

     Our largest and most significant directory technology licensee is AOL. In December 2000, we entered into a Directory Agreement with AOL to develop a new directory and local advertising platform and product set to be featured across specified AOL properties (the "Directory Platform"). In November 2001, April 2002, August 2002, November 2002 and October 2003, certain terms of the agreement were amended. Prior to the October 2003 amendment of the Directory Agreement, we shared with AOL specified directory advertisement revenue. In general, we received a majority of the first $12.0 million of such directory advertisement revenue, less approximately $1.0 million of billable engineering revenue earned from AOL after June 30, 2002, and received a lesser share of any additional directory advertisement revenue over and above the initial $12.0 million.

     In October 2003, we amended and restated our agreement with AOL. The October 2003 amendment, among other things, extended the term of the agreement for an additional year until December 11, 2005, and provides that we will receive $4.8 million annually from AOL, payable in monthly increments of $400,000, in exchange for providing, maintaining and customizing the AOL yellow pages Directory Platform and inclusion of current AOL merchants in our yellow pages platform. In addition, the amended agreement creates the opportunity for both parties to sell advertising products that combine the consumer audience of both AOL's and Switchboard's yellow pages. The revenue sharing arrangement, based on a percentage of AOL merchant subscription revenue that was previously in effect, has been eliminated.

     As part of the consideration for the $4.8 million annual fee, if requested by AOL, we are obligated to provide AOL with up to 3,000 hours of engineering services during each fiscal quarter in order to customize and enhance AOL's directory technology. Accordingly, based on our customary rates we charge for engineering services, we have bifurcated the $4.8 million annual fee between licensing and engineering services. We attribute $2.4 million of the $4.8 million annual fee to engineering services, or $600,000 per quarter. Of the 3,000 hours, AOL may carry-over up to 1,000 unused engineering hours into the next quarter. At no time at the end of any fiscal quarter may the unused hours carried forward exceed 1,000 hours. Revenue attributable to any unused hours that are carried forward into the following fiscal quarter are valued using our standard hourly rates for engineering services and deferred until the hours carried forward are either used or the right to use them expires. Accordingly, revenue attributable to the 3,000 hours we are obligated to provide AOL will range from $400,000 to $800,000 each quarter depending on how AOL decides to utilize these minimum 3,000 hours. Regardless of how AOL decides to utilize these 3,000 hours, AOL is obligated to pay us $400,000 each month under the October 2003 amendment. We will bill AOL on a time and materials basis for any hours for engineering services provided in excess of the 3,000 we are required to provide to AOL, and we will recognize this revenue during the period in which the engineering services are provided. We expect future cash flows from AOL under the agreement to be approximately $1.2 million per quarter.

     Prior to the October 2003 amendment of the Directory Agreement, we were required to provide up to 300 hours of engineering services per month to AOL at no charge, if requested by AOL for the term of the agreement. These 300 hours were provided to support the Directory Platform, from which we shared in directory advertising revenue over the term of the agreement. Any engineering services provided by us in excess of 300 hours per month were charged to AOL on a time and materials basis. AOL typically exceeded these 300 hours each month.

     In the event that the Directory Agreement is terminated pursuant to the terms of the Directory Agreement, the parties may begin a "Wind-Down Period" for a period of time to be determined by AOL, up to a maximum of three years from the date of termination. During the Wind-Down Period, we will be obligated to continue to provide AOL with directory technology services, and AOL will be obligated to pay us a monthly fee of $250,000 (reduced from $400,000 per month) and will also be obligated to pay us for any engineering hours in excess of 300 hours per month. We will not be obligated to provide AOL with 3,000 hours of engineering services per quarter during the Wind-Down Period.

     In connection with entering into the Directory Agreement, in December 2000, we issued to AOL 746,260 shares of our common stock, which were restricted from transfer until January 2, 2002. If we renew the Directory Agreement with AOL for at least an additional four years after the current term, we are required to issue to AOL a warrant to purchase up to 721,385 shares of common stock at a per share purchase price of $4.32.

     During the three months ended March 31, 2004, revenue from AOL comprised $1.2 million, or 28.9%, of our revenue, of which $600,000 was from engineering services. During the three months ended March 31, 2003, revenue from AOL comprised $1.6 million, or 48.8%, of our revenue, of which $633,000 was from engineering services. Net amounts due from AOL included in accounts receivable at March 31, 2004 were $400,000. There were no amounts due from AOL at December 31, 2003. We anticipate that

AOL will continue to represent a significant percentage of our revenue in 2004 and will be a material component of our overall business. At March 31, 2004, AOL beneficially owned 7.8% of our outstanding common stock.

RESULTS OF OPERATIONS

     The following table presents certain consolidated statement of operations information stated as a percentage of total net revenue:

                                      THREE MONTHS ENDED MARCH 31,
                                 ---------------------------------------
                                        2004                 2003
                                 ------------------   ------------------   CHANGE IN AMOUNT
                                          AS A % OF            AS A % OF   -----------------
                                 AMOUNT    REVENUE    AMOUNT    REVENUE    AMOUNT       %
                                 ------   ---------   ------   ---------   -------   -------
Merchant network...............  $3,537      85.2%    $2,956      88.5%    $  581      19.7%
National advertising...........     616      14.8%       385      11.5%       231      60.0%
                                 ------     -----     ------     -----     ------    ------
  Total revenue................   4,153     100.0%     3,341     100.0%       812      24.3%
                                            -----                -----               ------
Cost of revenue................     708      17.0%       707      21.2%         1       0.1%
                                 ------     -----     ------     -----     ------    ------
  Gross profit.................   3,445      83.0%     2,634      78.8%       811      30.8%
Sales and marketing............   1,063      25.6%       842      25.2%       221      26.2%
Research and development.......     893      21.5%     1,114      33.3%      (221)    (19.8)%
General and administrative.....     867      20.9%       804      24.1%        63       7.8%
Transaction costs..............   1,127      27.1%        --        --%     1,127       n/a
                                 ------     -----     ------     -----     ------    ------
  Total operating expenses.....   3,950      95.1%     2,760      82.3%     1,190      43.1%
                                 ------     -----     ------     -----     ------    ------
  Operating (loss) income......    (505)    (12.2)%     (126)     (3.8)%     (379)   (300.8)%
  Other income, net............     154       3.7%       182       5.4%       (28)    (15.4)%
                                 ------     -----     ------     -----     ------    ------
  (Loss) income before income
     Tax.......................    (351)     (8.5)%       56       1.7%      (407)   (726.8)%
                                 ------     -----     ------     -----     ------    ------
  Provision for income taxes...       2        --%        --        --%         2       n/a
                                 ------     -----     ------     -----     ------    ------
  Net (loss) income............  $ (353)     (8.5)%   $   56       1.7%    $ (409)   (730.4)%
                                 ======     =====     ======     =====     ======    ======

     Revenue. The increase in merchant network revenue in the three months ended March 31, 2004 was due primarily to an increase of $1.1 million in non-AOL licensing revenue, from additional advertisers in the Switchboard.com directory. This increase was primarily due to an increase of $861,000 in revenue from performance-based advertising derived from our LocalClicks products and our performance-based offerings with Google Inc. and Bell South Corporation. Offsetting these increases was a decrease in licensing revenue from AOL of $397,000. The decrease in licensing revenue from AOL was due primarily to the October 2003 amendment of our Directory Agreement with AOL, which eliminated our previous revenue sharing arrangement. Under the October 2003 amendment, we now receive $600,000 per fiscal quarter for licensing services provided to AOL. In the three months ended March 31, 2004, AOL accounted for 28.9% of revenue and in the three months ended March 31, 2003, AOL accounted for 48.8% of revenue. Revenue in the three months ended March 31, 2004 from engineering and other services, as well as from local merchant website hosting services, remained flat when compared to the same period in 2003.

     The increase in national banner and site sponsorship revenue in the three months ended March 31, 2004 was due primarily to the addition of new customers and an increase in revenue from existing customers. The increase in revenue from existing customers was due primarily to an increase in traffic to our website.

     Cost of revenue. Cost of revenue in the three months ended March 31, 2004 was flat when compared to the corresponding period in 2003. We incurred an increase of $30,000 in search engine database inclusion expense and an increase of $26,000 in expenses associated with the delivery of billable engineering services. These increases were offset by decreases of $32,000 in data communications expense and $23,000 in website creation and hosting fees in connection with our merchant services programs.

     Gross profit. The increase in gross profit dollars and percentage in the three months ended March 31, 2004 was due primarily to an increase in revenue being spread over relatively fixed costs of revenue.

     Sales and marketing. The increase in sales and marketing expense in the three months ended March 31, 2004 was primarily due to an increase of $161,000 in expense associated with both additional employee and third party sales representatives and an increase of $72,000 in expenses associated with promotional activities. In 2004, we began expanding our direct sales channel. We currently intend to spend an additional $2.5 million during 2004, as compared to 2003, to support direct sales. However, our level of spending in this area may increase or decrease depending on the success of this initiative, and as we become more experienced in managing a significant direct sales effort.

     Research and development. The decrease in research and development expense in the three months ended March 31, 2004 was due primarily to decreases of $134,000 in employee salaries and benefits and a decrease of $63,000 in depreciation expense. The decrease in employee salaries and benefits was primarily the result of a decrease in the number of employees performing research and development activities.

     General and administrative. The increase in general and administrative expense for the three months ended March 31, 2004 was primarily due to increases of $61,000 in employee salaries and benefits and $45,000 in board of directors fees, offset in part by a decrease of $27,000 in fees for professional services.

     Transaction costs. Non-recurring transaction costs in the three months ended March 31, 2004 consisted of fees for professional services incurred as a result of our proposed merger with InfoSpace and proposed secondary stock offering. Fees associated with the proposed InfoSpace merger were approximately $406,000, consisting primarily of advisory, legal and accounting services. We expect to continue to incur significant fees for professional services in the second quarter of 2004 related to the proposed merger with InfoSpace. In light of the proposed merger with InfoSpace, we intend to abandon our secondary stock offering. Accordingly, we have recorded as a component of transaction costs $511,000 of deferred offering costs which had been recorded as a long-term asset as of December 31, 2003. Additionally, we incurred $210,000 in fees in the three months ended March 31, 2004 associated with the proposed secondary offering.

     Other income. The decrease in other income in the three months ended March 31, 2004 was due primarily to a decrease of $70,000 in interest income earned as a result of a decline in interest rates, offset in part by a decrease of $42,000 in interest expense primarily due to the repayment of all amounts due under our equipment financing in June 2003.

     Income taxes. We did not have a significant tax provision in the three months ended March 31, 2004. We are subject to federal and state minimum taxes. Accordingly, we recorded income tax expense of $2,000 in the three months ended March 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2004, we had total cash and marketable securities of $56.4 million, consisting of $48.0 million of cash and cash equivalents, $6.6 million of short-term marketable securities, $1.8 million of long-term marketable securities and $36,000 of restricted cash. During the three months ended March 31, 2004, cash and cash equivalents increased by $728,000, primarily due to cash provided by operating activities and cash received from financing activities, offset in part by cash used for investing activities.

     Net cash provided by operating activities in the three months ended March 31, 2004 was $586,000, primarily due to cash receipts from customers of approximately $3.9 million, offset in part by expenditures of $2.0 million in employee compensation and benefits, $1.2 million in recurring operating costs, $81,000 in transaction costs and $43,000 in taxes.

     Net cash provided by investing activities in the three months ended March 31, 2004 was $39,000, primarily due to $183,000 in proceeds from marketable securities, offset in part by purchases of property and equipment of $92,000 and purchases of marketable securities of $52,000.

     Net cash provided by financing activities in the three months ended March 31, 2004 was $103,000 and was comprised of proceeds from the issuance of stock.

     We may utilize cash resources to fund internal research and development activities, acquisitions, or investments in businesses, technologies, products or services that are strategic or complementary to our business. Based on our current level of operations, we believe that cash generated from our operations, available cash and other amounts available will adequately meet the needs of our capital expenditures and working capital needs for the foreseeable future.

     The following table summarizes our long-term contractual obligations as of March 31, 2004 (in thousands):

                                        LESS THAN
                                         1 YEAR      1-3 YEARS   3-5 YEARS   5 YEARS   TOTAL
                                       -----------   ---------   ---------   -------   ------
Operating lease obligations..........    $  723        $343        $  --      $  --    $1,066
Other long-term obligations(a).......       432         275            9         --       716
                                         ------        ----        -----      -----    ------
  Total..............................    $1,155        $618        $   9      $  --    $1,782
                                         ======        ====        =====      =====    ======

---------------

(a) Consists of scheduled payments under various third-party data licensing agreements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     We have identified several policies as critical to the understanding of our results of operations. Our preparation of this Quarterly Report on Form 10-Q requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the dates of our financial statements, and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, bad debts, investments, intangible assets, compensation expenses, third-party commissions, restructuring costs, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

     Critical accounting policies are those policies that are reflective of significant judgement and uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies we identified in our most recent Annual Report on Form 10-K are related to revenue recognition, concentration of credit risk, impairment of long-lived assets and accounting for stock-based compensation. It is important that the historical discussion in this Management's Discussion and Analysis of Financial Condition and Results of Operations be read in conjunction with our critical accounting policies as discussed in our Annual Report on Form 10-K for the year ended December 31, 2003.

Factors Affecting Operating Results, Business Prospects and Market Price of
Stock

     We caution you that the following important factors, among others, in the future could cause our actual results to differ materially from those expressed in forward-looking statements made by or on behalf of Switchboard in filings with the Securities and Exchange Commission, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this Quarterly Report on Form 10-Q and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

RISKS RELATED TO OUR BUSINESS

  IF THE DIRECTORY AGREEMENT WE ENTERED INTO WITH AMERICA ONLINE, INC., A SUBSIDIARY OF TIME WARNER INC. IS TERMINATED PREMATURELY OR IS NOT RENEWED ON SUBSTANTIALLY SIMILAR OR FAVORABLE TERMS, IT WOULD CAUSE A MATERIAL REDUCTION IN OUR REVENUES AND NET INCOME.

     Even though we have extended the term of the Directory Agreement we entered into with AOL, the Directory Agreement may still be prematurely terminated due to a breach by either party. Further, we or AOL may elect not to renew the agreement upon its expiration. If the agreement is renewed, it may be renewed under terms that are materially different than those in place today. The termination or expiration of our Directory Agreement with AOL could cause us to incur losses from operations and drain our capital resources.

  IF WE RENEW OUR DIRECTORY AGREEMENT WITH AOL, WE MAY HAVE TO ISSUE WARRANTS ALLOWING AOL TO PURCHASE SHARES OF OUR COMMON STOCK AT A PRICE BELOW THE CURRENT MARKET PRICE, WHICH COULD REDUCE OUR REVENUES AND NET INCOME.

     If we renew the Directory Agreement with AOL for at least an additional four years (through at least December 2009) after the initial term, we agreed to issue to AOL a warrant to purchase up to 721,385 shares of common stock at a per share purchase price of $4.32. The value of this potential warrant would be amortized as an offset to revenue over the term of the renewed Directory Agreement. Therefore, the issuance of such warrants would reduce our net income and cause dilution of the ownership of our existing stockholders.

  WE HAVE A HISTORY OF INCURRING NET LOSSES, WE MAY INCUR NET LOSSES DURING FUTURE QUARTERS AND WE MAY NOT SUSTAIN OR IMPROVE OUR CURRENT FINANCIAL PERFORMANCE OR ACHIEVE PROFITABILITY AGAIN, CAUSING THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK TO POTENTIALLY BECOME WORTHLESS.

     We have incurred significant net losses in each fiscal quarter previous to the fiscal quarter ended March 31, 2003, as well as a loss in the fiscal quarter ended March 31, 2004. From inception to March 31, 2004, we have an accumulated deficit totaling $107.0 million. Based on recent historical expense levels, we need to generate revenues in excess of $3.5 million each quarter to remain profitable. Although we recorded a profit in each of the fiscal quarters in 2003, we may not regain profitability on a quarterly or annual basis in the future. If we do not achieve sustained profitability, we will eventually be unable to continue our operations.

  OUR QUARTERLY RESULTS OF OPERATIONS ARE LIKELY TO FLUCTUATE AND, AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND SECURITIES ANALYSTS, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Our quarterly revenue and results of operations are volatile and are particularly difficult to predict. Our quarterly results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future. We do not believe that period-to-period comparisons of our results of operations are meaningful and you should not rely upon these comparisons as indicators of our future performance.

     In particular, our quarterly results of operations may fluctuate depending upon the amount of engineering services we provide to AOL. AOL has the right to carry forward up to 1,000 unused hours of engineering per quarter into the next quarter. Revenue associated with any such hours of engineering services carried forward would also be deferred until such time as the engineering services are delivered to AOL or AOL's right to use those hours expires. As a result, our revenue, results of operations and cash flows from operating activities could fluctuate on a quarterly basis. As a result of this or other factors, results in any future quarter may be below the expectations of securities analysts or investors. If so, the market price of our common stock may decline significantly.

  WE DEPEND ON STRATEGIC CUSTOMER AND SUPPLIER RELATIONSHIPS TO GROW OUR BUSINESS AND OUR BUSINESS MAY NOT GROW IF THE RELATIONSHIPS UPON WHICH WE DEPEND FAIL TO PRODUCE THE EXPECTED BENEFITS OR ARE TERMINATED.

     Our business depends upon our ability to maintain and benefit from our existing customer relationships, particularly those with our directory technology licensees. The success of our directory website depends in substantial part upon our ability to access a broad base of local merchants. The target merchant base is highly fragmented and local merchants are difficult to contact efficiently and cost-effectively. Consequently, we depend on relationships with licensees who license our directory technology to sell Internet yellow pages advertising to local merchants and provide them billing and other administrative services. The termination of any strategic relationship with a directory technology licensee could significantly impair our ability to attract potential local merchant customers.

     We have entered into strategic relationships with licensees of our technology and supplier relationships with third-party information providers. These parties may not perform their contractual obligations to us and, if they do not, we may not be able to require them to do so. Some of our strategic customer and supplier relationships may be terminated by either party on short notice.

     Our strategic customer and supplier relationships are in the early stages of development. These relationships may not provide us benefits that outweigh the costs of the relationships. If any strategic customer or supplier demands a greater portion of revenue or requires us to make payments for access to its website, we may need to terminate or refuse to renew that relationship, even if it had been previously profitable or otherwise beneficial. In addition, if we lose a significant strategic customer or supplier, we may be unable to replace that relationship with other strategic relationships with comparable revenue potential, content or user demographics.

  IF WE CANNOT DEMONSTRATE THE VALUE OF OUR ADVERTISING PRODUCTS TO MERCHANTS, THOSE MERCHANT CUSTOMERS MAY STOP PURCHASING OUR ADVERTISING PRODUCTS, WHICH COULD REDUCE OUR REVENUE AND MATERIALLY REDUCE NET INCOME.

     We may be unable to demonstrate the value of our advertising products to merchants. Regardless of whether our merchant advertising products effectively produce leads, merchant and national advertisers may not know the source of the leads and may cancel their advertising. If local merchants cancel their advertising, our revenue could decline and we may need to incur additional expenditures to obtain new merchant and national advertisers, which would reduce our net income.

  WE MAY ATTRACT FEWER ADVERTISERS AND CONSUMERS IF WE ARE NOT ABLE TO LICENSE ACCURATE DATABASE INFORMATION FROM THIRD-PARTY CONTENT PROVIDERS.

     We principally rely upon a single third-party source for our business and residential listings data, and a single third-party source for our mapping data. The loss of either of these sources or the inability of either of these sources to collect their data could significantly and adversely affect our ability to provide information to consumers. Although other sources of database information exist, we may not be able to integrate data from these sources into our database systems in a timely, cost-effective manner, or without a significant disruption to internal engineering resources. Other sources of data may not be offered on terms acceptable to us. Moreover, a consolidation by Internet-related businesses could reduce the number of content providers with which we could form relationships.

     We typically license information under arrangements that require us to pay royalties or other fees for the use of the content. In the future, some of our content providers may demand a greater portion of advertising revenue or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with existing or substitute content providers, we may be unable to continue to provide our products.

     The success of our business depends on the quality of our services and that quality is substantially dependent on the accuracy of data we license from third parties. Any failure to maintain accurate data could impair the reputation of our brand and our services, reduce the volume of users attracted to our website, as well as the websites of our directory technology licensees and our merchant and national advertisers, and diminish the attractiveness of our service offerings to those licensees, merchant and national advertisers and content providers.

  WE RELY ON A SMALL NUMBER OF CUSTOMERS, THE LOSS OF WHOM MAY SUBSTANTIALLY REDUCE OUR REVENUE.

     We derive a substantial portion of our net revenue from a small number of customers who license our technology and sell our products. During the three months ended March 31, 2004, revenue derived from our top ten customers accounted for approximately 63.7% of our total revenue. Additionally, revenue derived from AOL alone accounted for 28.9% of our total revenue in the three months ended March 31, 2004. Consequently, our revenue may substantially decline if we lose any of these customers. We anticipate that our future results of operations will continue to depend to a significant extent upon revenue from a small number of customers. In addition, we anticipate that the identity of those customers will change over time.

  OUR PAY FOR PERFORMANCE-BASED ADVERTISING IS A NEW BUSINESS OFFERING, AND WE MAY BE UNABLE TO SUCCESSFULLY MARKET THIS SERVICE TO NEW AND EXISTING CUSTOMERS WHICH COULD IMPAIR OUR ABILITY TO MAINTAIN AND GROW OUR BUSINESS.

     In 2003, we introduced our LocalClicks pay for performance advertising service. This is a new aspect of our business, and we do not have any significant prior experience in marketing or providing this type of advertising product. Our failure to successfully attract merchant and national advertisers to the LocalClicks product could impair our ability to maintain and grow our business.

  WE INTEND TO EXPAND OUR DIRECT SALES INITIATIVES, WHICH IS A NEW MARKETING CHANNEL FOR US AND WILL REQUIRE INCREMENTAL INVESTMENT WHICH COULD INCREASE OUR COSTS.

     Our sales strategy for LocalClicks and our other advertising products may include broad direct sales initiatives to local and national merchants. Historically, we have primarily relied on third parties to sell our advertising products. Expanding our direct sales channel would be a new aspect of our business. Increased expenses associated with direct sales could reduce our net income. We currently intend to spend an additional $2.5 million during 2004, as compared to 2003, to support direct sales. However, our level of spending in this area may increase or decrease depending on the success of this initiative, and as we become more experienced in managing a significant direct sales effort.

  IF WE DO NOT INTRODUCE NEW OR ENHANCED OFFERINGS TO OUR DIRECTORY TECHNOLOGY LICENSEES AND OUR ADVERTISERS, WE MAY BE UNABLE TO ATTRACT AND RETAIN THOSE CUSTOMERS, WHICH COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO GENERATE REVENUE.

     We need to introduce new or enhanced products to attract and retain directory technology licensees and advertisers, and remain competitive. Our industry has been characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions embodying new technologies. These changes could render our technology, systems and website obsolete. If we do not periodically enhance our existing products and services, develop new technologies that address sophisticated and varied consumer needs, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis and address evolving customer preferences, our products and services may not be attractive to directory technology licensees and our advertisers, which would significantly impede our revenue growth. In addition, if any new product or service introduction, such as our LocalClicks pay for performance advertising product, is not favorably received, our reputation and our brand could be damaged. We may also experience difficulties that could delay or prevent us from introducing new products and services.

  THE MARKETS FOR INTERNET CONTENT AND ADVERTISING ARE HIGHLY COMPETITIVE, AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO INCREASE OR RETAIN OUR MARKET SHARE.

     Our failure to maintain and enhance our competitive position would limit our ability to increase or maintain our market share, which would seriously harm our business. We compete in the markets for Internet content, services and advertising. These markets are new, rapidly evolving and highly competitive. We expect this competition to intensify in the future. We compete, or expect to compete, with many providers of Internet content, information services and products, as well as with traditional media, for audience attention and advertising and sponsorship revenue. We license much of our database content under non-exclusive agreements with third-party providers which are in the business of licensing their content to many businesses, including our current and potential competitors. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. In addition, many of our competitors have well-established, large and experienced sales and marketing capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. Moreover, barriers to entry are not significant, and current and new competitors may be able to launch new websites at a relatively low cost. We therefore expect additional competitors to enter these markets.

     Many of our current customers have established relationships with our current and potential competitors. If our competitors develop content or technology that is superior to ours or that achieves greater market acceptance than ours, we may not be able to develop alternative content or technology in a timely, cost-effective manner, or at all, and we may lose market share.

  IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER AND FOUNDER, OR ARE NOT ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED MANAGERIAL AND TECHNICAL PERSONNEL WITH INTERNET EXPERIENCE, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS MODEL SUCCESSFULLY, WHICH COULD HARM OUR ABILITY TO REMAIN COMPETITIVE IN THE MARKET OF INTERNET ADVERTISING.

     Our future success depends to a significant extent on the continued service of and effective working relationship with Dean Polnerow, our Chief Executive Officer and founder. Our business may suffer if we lose the services of Mr. Polnerow. Additionally, we believe that our management must be able to act decisively to apply and adapt our business model in the rapidly changing Internet markets in which we compete. We also rely upon our technical employees to develop and maintain much of the technology used to provide our products and services. Consequently, we believe that our success depends largely on our ability to attract and retain highly skilled managerial and technical personnel. If we are not able to hire or retain the necessary personnel to implement our business strategy, our competitiveness in the Internet search market will suffer.

  WE MAY NOT BE ABLE TO DEDICATE THE SUBSTANTIAL RESOURCES REQUIRED TO EXPAND, MONITOR AND MAINTAIN OUR INTERNALLY DEVELOPED SYSTEMS WITHOUT CONTRACTING WITH AN OUTSIDE SUPPLIER AT SUBSTANTIAL EXPENSE.

     We will have to expand and upgrade our technology, transaction-processing systems and network infrastructure if the volume of traffic on our website or our directory technology licensees' websites increases substantially. We could experience temporary capacity constraints that may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may not be able to project accurately the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Our inability to upgrade and expand as required could impair the reputation of our brand and our services, reduce the volume of users able to access our website and diminish the attractiveness of our service offerings to our strategic partners, advertisers and content providers. Because we developed these systems internally, we must either dedicate substantial internal resources to monitor, maintain and upgrade these systems or contract with an outside supplier for these services at substantial expense.

  OUR INTERNALLY DEVELOPED SOFTWARE MAY CONTAIN UNDETECTED ERRORS, WHICH COULD LIMIT OUR ABILITY TO PROVIDE OUR PRODUCTS AND SERVICES AND DIMINISH THE ATTRACTIVENESS OF OUR SERVICE OFFERINGS.

     We use internally developed, custom software to provide our products and services. Some of our software, including the software used to administer our new pay for performance based advertising, is still being refined, and our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our services and collect payments, impair the reputation of our brand and our services, reduce the volume of users who visit our website and diminish the attractiveness of our service offerings to our strategic partners, advertisers and content providers.

  IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US.

     Our success depends both on our internally developed technology and our third party technology. We rely on a variety of trademarks, service marks and designs to promote brand name development and recognition. We also rely on a combination of contractual provisions, confidentiality procedures and patent, trademark, copyright, trade secrecy, unfair competition, and other intellectual property laws to protect the proprietary aspects of our products and services. These legal measures afford limited protection and may not prevent our competitors from gaining access to our intellectual property and proprietary information. In addition, courts may not uphold our intellectual property rights or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure you that any pending patent application held by us will result in an issued patent, or that if patents are issued to us, such patents will provide meaningful protection against competitors or competitive technologies.

     Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and may not adequately protect our intellectual property rights. In addition, we may be exposed to future litigation by third parties based on claims that our products or services infringe their intellectual property rights. Any litigation or claim against us, whether or not successful, could result in substantial costs and harm our reputation. In addition, intellectual property litigation could force us to do one or more of the following: cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible and nonetheless could be costly and time-consuming.

  WE HAVE LIMITED EXPERIENCE ACQUIRING COMPANIES, AND ANY ACQUISITIONS WE UNDERTAKE COULD LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, RESULT IN ADVERSE ACCOUNTING TREATMENT AND BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS.

     Although acquisitions are not a central element of our current business strategy, we do, from time to time, pursue acquisitions. We have limited experience in acquiring businesses and have very limited experience in acquiring complementary technologies. In May 1998, we acquired MapsOnUs, and in November 2000, we acquired Envenue. In the future we may undertake additional acquisitions. As was the case with our Envenue acquisition, future acquisitions may have negative effects on our business. The Envenue acquisition failed to provide us with all of the financial and business-related benefits that we anticipated and, as a result, we suffered substantial financial expense and the diversion of our management team's time and attention. Acquisitions, in general, involve numerous risks, including:

     - diversion of our management's attention;

     - future impairment of substantial goodwill, adversely affecting our reported results of operations;

     - inability to retain the management, key personnel and other employees of the acquired business;

     - inability to assimilate the operations, products, technologies and information systems of the acquired business with our business; and

     - inability to retain the acquired company's customers, affiliates, content providers, advertisers and key personnel.

RISKS RELATED TO THE INTERNET

  IF THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING DOES NOT BECOME FULLY ESTABLISHED, OUR ADVERTISING REVENUE WILL SUFFER.

     Our business model is heavily dependent upon increasing our sales of local online advertising products to local merchants and national advertisers. The Internet advertising market is new and rapidly evolving, and cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising is uncertain. If Internet advertising fails to gain wide acceptance and to grow from year to year, our overall revenue will be affected. Similarly, if use of Internet yellow pages by consumers does not increase, Internet yellow pages advertising will not become more attractive to local merchant and national advertisers, and our yellow pages advertising revenue will suffer.

     Many of our directory technology licensees' current and potential local merchant and national advertisers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing.

     There are currently no generally accepted standards for the measurement of the effectiveness of Internet advertising. Standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our merchant customers may challenge or refuse to accept either our or third-party measurements of advertisement delivery.

     These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. In addition, there are some software programs that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software could significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, our ability to expand our customer base and increase revenue will suffer.

  IF WE CANNOT MAINTAIN OR GROW THE NUMBER OF CONSUMERS WHO USE OUR WEBSITE AND THE WEBSITES OF OUR LICENSEES, OUR REVENUE WILL DECLINE.

     In the three months ended March 31, 2004, approximately 39% of our revenue was directly dependent on the number of users of our website, including revenue from content-targeted advertising, performance based advertising and national banner and site sponsorship advertising. If the number of users of our website falls, our revenue will decline and could cause us to incur losses.

     If our directory technology licensees are unable to maintain or grow the number of consumers using their websites, it is likely that their ability to attract merchant and national advertisers will be impaired. This could result in us losing licensees or reducing our revenue from licensees, which would reduce our revenue and net income.

  IF WE ARE SUED FOR CONTENT DISTRIBUTED THROUGH, OR LINKED TO BY, OUR WEBSITE OR THOSE OF OUR DIRECTORY TECHNOLOGY LICENSEES, WE MAY BE REQUIRED TO SPEND SUBSTANTIAL RESOURCES TO DEFEND OURSELVES AND COULD BE REQUIRED TO PAY MONETARY DAMAGES.

     We aggregate and distribute third-party data and other content over the Internet. In addition, third-party websites are accessible through our website or those of our directory technology licensees. As a result, we could be subject to legal claims for defamation, negligence, intellectual property infringement and product or service liability. Other claims may be based on errors or false or misleading information provided on or through our website or websites of our directory licensees. Other claims may be based on links to sexually explicit websites and sexually explicit advertisements. We may need to expend substantial resources to investigate and defend these claims, regardless of whether we successfully defend against them. While we carry general business insurance, the amount of coverage we maintain may not be adequate. In addition, implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our content to users.

  WE MAY NEED TO EXPEND SIGNIFICANT RESOURCES TO PROTECT AGAINST ONLINE SECURITY RISKS THAT COULD RESULT IN MISAPPROPRIATION OF OUR PROPRIETARY INFORMATION OR CAUSE INTERRUPTION IN OUR OPERATIONS.

     Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. Internet and online service providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may need to expend significant resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service.

  WE MAY BE SUED FOR DISCLOSING TO THIRD PARTIES PERSONAL IDENTIFYING INFORMATION WITHOUT CONSENT, WHICH COULD HARM OUR RELATIONSHIP WITH BOTH OUR CUSTOMER ADVERTISERS AND OUR WEBSITE USERS AND MAY REQUIRE US TO PAY MONETARY DAMAGES.

     Individuals whose names, addresses and telephone numbers appear in our yellow pages and white pages directories have occasionally contacted us because their phone numbers and addresses were unlisted with the telephone company. While we have not received any formal legal claims from these individuals, we may receive claims in the future for which we may be liable. In addition, if we begin disclosing to third parties personal identifying information about our users without consent, we may face potential liability for invasion of privacy, which may require us to pay monetary damages. In addition to the financial harm any liability could cause, such circumstances may negatively impact our relationships with our customers and website users.

  WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES, WHICH COULD FORCE US TO MODIFY OUR TECHNOLOGY OR BUSINESS PRACTICES AND INCREASE OUR COSTS.

     There are currently relatively few laws or regulations directly applicable to the Internet and even in areas where legislation has been enacted, laws governing the Internet remain largely unsettled. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and directory services. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

     Laws and regulations directly applicable to Internet communications, commerce and advertising are however, becoming more prevalent. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party websites that include materials that infringe copyrights or rights of others. Any failure by us to comply with FTC requirements or other privacy-related laws and regulations could result in proceedings by the FTC or others which could potentially decrease our revenues and negatively impact our business. Additionally, new laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. While we are not aware of any specific efforts to do so, various U.S. and foreign governments might attempt to regulate our transmissions or levy sales or other taxes relating to our activities.

  IF WE CANNOT PROTECT OUR DOMAIN NAMES, OUR ABILITY TO SUCCESSFULLY BRAND SWITCHBOARD WILL BE IMPAIRED.

     We currently hold various Internet domain names, including Switchboard.com and MapsOnUs.com. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. This problem may be exacerbated by the length of time required to expand into any other country and the corresponding opportunity for others to acquire rights in relevant domain names. Furthermore, it is unclear the extent to which laws protecting trademarks and similar proprietary rights will be extended to protect domain names. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which could impair our ability to generate revenue. We may not be able to successfully carry out our business strategy of establishing a strong brand for Switchboard if we cannot prevent others from using similar domain names or trademarks.

RISKS RESULTING FROM OUR ANNOUNCED MERGER AGREEMENT WITH INFOSPACE

  IF OUR ANNOUNCED ACQUISITION BY INFOSPACE IS NOT COMPLETED, OUR BUSINESS, REPUTATION AND STOCK PRICE MAY SUFFER.

     On March 26, 2004 we announced a definitive agreement to be acquired by InfoSpace. The agreement contains customary conditions to closing, including the absence of material adverse changes to our business and the receipt of Switchboard and ePresence stockholder, as well as regulatory, approvals. If the transaction is not consummated as a result of a failure of one of these conditions to be met, our customers, prospective customers and investors in general may view this failure as a poor reflection on our business or prospects. As a result, if the transaction is not consummated as anticipated, we may experience adverse results in our business and the market price for our common stock may fall. On May 10, 2004, we filed and on May 12, 2004, we mailed to our stockholders a definitive proxy statement in connection with the proposed acquisition of Switchboard by InfoSpace. Investors and security holders are urged to read this filing carefully as it contains important information and additional risk factors in connection with the proposed acquisition.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Our cash and cash equivalents are generally invested in investment grade securities with maturities within two years. Consequently, we are exposed to some financial market risks, including changes in interest rates. We invest in securities solely for non-trading purposes. We typically do not attempt to reduce or eliminate our market exposures on our investment securities and have not entered into any hedges. We do not have any derivative instruments.

     The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of our investment portfolio.

     All the potential changes noted above are based on sensitivity analysis performed on our balances as of March 31, 2004.

ITEM 4.  CONTROLS AND PROCEDURES.

     Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange
Act) as of March 31, 2004. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of March 31, 2004, our disclosure controls and procedures were (1) designed to ensure that material information relating to us, including our consolidated subsidiaries, is made known to our chief executive officer and chief financial officer by others within those entities, particularly during the period in which this report was being prepared and (2) effective, in that they provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

     No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the fiscal quarter ended March 31, 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

     Switchboard, its former CEO and director Douglas J. Greenlaw, and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding and David Strohm have been named as defendants in a purported class action lawsuit filed by plaintiff David Osher in the Court of Chancery of the State of Delaware in and for New Castle County on March 26, 2004. The Company was served notice of this complaint on March 31, 2004. The complaint alleges, among other things, that the $7.75 per share consideration contemplated by the merger agreement with InfoSpace Inc. is unfair and grossly inadequate, that the director defendants failed to inform themselves of Switchboard's market value and failed to act in the best interest of all of Switchboard's stockholders, as opposed to the interests of ePresence in liquidating its holdings in Switchboard, and that the director defendants therefore breached their fiduciary duties to the public stockholders of Switchboard by approving the merger agreement and the transactions contemplated thereby. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

     Switchboard and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding, David Strohm, Stephen Killeen and Michael Ruffolo have been named as defendants in a purported class action lawsuit filed by plaintiff Clifford Peters in the Court of Chancery of the State of Delaware in and for New Castle County on May 12, 2004. The complaint alleges, among other things, that the proxy statement disseminated to Switchboard's stockholders in connection with the merger agreement with InfoSpace Inc. contains material omissions and is materially misleading in a number of respects, constituting a breach of the defendants' fiduciary duty of disclosure. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS.

     (a.) Not applicable.

     (b.) Not applicable.

     (c.) Not applicable.

     (d.) On March 2, 2000, we made an initial public offering of up to 6,325,000 shares of common stock registered under a Registration Statement on Form S-1 (Registration No. 333-90013), which was declared effective by the Securities and Exchange Commission on March 1, 2000.

     Our total net proceeds from the offering were approximately $86.3 million, of which $74.8 million was received in March 2000 and $11.5 million was received in April 2000. All payments of the offering proceeds were to persons other than directors, officers, general partners of Switchboard or their associates, persons owning 10% or more of any class of equity securities of Switchboard or affiliates of Switchboard. Through March 31, 2004, we used approximately $16.8 million of the proceeds from the offering for working capital purposes, of which approximately $5.0 million was for the purchase of fixed assets. In December 2000 we paid $13.0 million of the proceeds to AOL pursuant to the terms of our Directory Agreement entered into with AOL on that date. In March 2002, we used $1.3 million of the proceeds for the purchase of 386,302 shares of our common stock from Viacom Inc. as treasury stock. In April 2002, we paid AOL $2.0 million upon the execution of the Second Amendment to the Directory Agreement. In October 2002, we paid the former stockholders of Envenue, Inc. approximately $410,000, and in June 2003 we paid the former stockholders of Envenue an additional $1.7 million. As of March 31, 2004, we have invested the remaining net proceeds in interest-bearing, money market funds and investment-grade securities.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

     a. Exhibits

     The Exhibits filed as part of this report are listed on the Exhibit Index immediately preceding such Exhibits, which Exhibit Index is incorporated herein by reference. Documents listed on such Exhibit Index, except for documents identified by footnotes, are being filed as exhibits herewith. Documents identified by footnotes are not being filed herewith and, pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, reference is made to such documents as previously filed as exhibits filed with the SEC. Switchboard's file number under the Securities Exchange Act of 1934 is 000-28871.

     b. Reports on Form 8-K.

     On February 5, 2004, Switchboard furnished a Current Report on Form 8-K dated February 4, 2004, reporting under Item 12 (Results of Operations and Financial Condition), containing a copy of its earnings release for the quarter and year ended December 31, 2003.

     On March 15, 2004, Switchboard filed Amendment No. 1 to its Current Report on Form 8-K dated October 15, 2003 reporting under Item 5 (Other Events and Regulation FD Disclosure) disclosing the amendment and restatement of its Directory and Local Advertising Platform Services Agreement with AOL and its entry into a Services Agreement with Monstermoving, Inc. This Amendment No. 1 to Current Report on Form 8-K was filed to amend the exhibit index and the exhibit attached thereto.

     On March 29, 2004, Switchboard filed a Current Report on Form 8-K dated March 25, 2004, reporting under Item 5 (Other Events and Regulation FD Disclosure) disclosing that it had entered into an Agreement and Plan of Merger with InfoSpace, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SWITCHBOARD INCORPORATED

                                          By:     /s/ ROBERT P. ORLANDO
                                              ----------------------
                                                     Robert P. Orlando
                                             Vice President and Chief Financial
                                            Officer (principal financial officer
                                               and chief accounting officer)

Date: May 13, 2004